Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	December 15, 2015
BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2016 FINANCIAL RESULTS AND CONFERENCE CALL
OLATHE, KANSAS, December 15, 2015, - Butler National Corporation (OTC Pink: BUKS), a leader in the growing global market for structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of management services in diverse business groups, announces its financial results for the second quarter and six months fiscal 2016 for the period ended October 31, 2015.  In conjunction with the release, the Company has scheduled a conference call Friday, December 18, 2015 at 9:00 AM Central Standard Time.

What: Butler National Corporation Second Quarter Fiscal 2016 Conference Call

When: Friday, December 18, 2015 - 9:00 AM Central Standard Time

How: Live via phone by dialing 877-358-7305. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.  For those who cannot attend the call, an audio replay will be archived on the Company's web site (www.butlernational.com).

Clark D. Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the second quarter, the status of new and existing orders, and an outlook on the balance of fiscal 2016.
Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands)			(In thousands)
	2015	2014	2013	2015	2014	2013
Net Sales	$ 10,106	$ 11,752	$ 10,799	$ 21,802	$ 24,143	$ 21,795
Operating Income (Loss)	(599)	367	(198)	(239)	1,173	(55)
Net Income (Loss)	(478)	29	(345)	(459)	282	(634)
Total Assets	41,098	40,373	42,457	41,098	40,373	42,457
Long-term Obligations	5,497	5,228	8,571	5,497	5,228	8,571
Stockholders' Equity	24,834	24,805	23,081	24,834	24,805	23,081
Weighted Average Shares – Diluted	62,260	60,893	59,019	62,260	60,893	59,019
New Product Research and Development Cost	382	354	486	937	759	1,043

Management Comments

 "The fiscal quarter-ended October 31, 2015 was a challenging period for Butler National Corporation.  Revenue decreased 14% to $10.1 million in the three months ended October 31, 2015, as compared to $11.8 million in the three months ended October 31, 2014.  The decrease in revenue reflects a decrease in Aerospace Products revenue (down 36%) and a decrease in Professional Services revenue (down 2%).  Butler National Corporation continues efforts to drive growth in international markets and through the development of new supplemental type certificates.  This includes significant efforts in South America, Europe, Africa, and Asia.

Second quarter fiscal 2016 resulted in a net loss of $478,000 compared to a net income of $29,000 in the second quarter fiscal 2015.  The decrease in net income was primarily due to a decrease in revenue in Aerospace Products. Butler National Corporation is working to exceed previous revenue levels while continuing to focus on our margin expansion initiatives, including efficiencies in our implementation and operational processes and controlling general and administrative expenses.

During the three months ending October 31, 2015, we invested approximately $382,000 in projects focused on the development and acquisition of new products.  We feel this expenditure for the design and development engineering, testing, and certification of new products may help stabilize our long-term revenue and enhance our profits.

This is a challenging but exciting time for Butler National Corporation.  Management and all employees are focused on the execution of our numerous business development opportunities as well as increasing revenue while managing and controlling costs. We continue to believe we are positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Professional Services:

Revenue from Professional Services decreased 2% to $7.3 million in the three months ended October 31, 2015, compared to $7.5 million for the three months ended October 31, 2014.  Operating income from professional services decreased to an operating income of $32,000 in the three months ended October 31, 2015 compared with an operating income of $397,000 in the three months ended October 31, 2014.

Aerospace Products:

Revenue decreased 36% to $2.8 million in the three months ended October 31, 2015, compared to $4.3 million in the three months ended October 31, 2014. This decrease is primarily attributable to decreased revenue of $1.2 million in the modification business.  Aerospace products had an operating loss of $631,000 in the three months ended October 31, 2015 compared to an operating loss of $30,000 in the three months ended October 31, 2014.  We are working to overcome this volatility by increasing marketing efforts in international markets and continuing to diversify product offerings.

Backlog:

As of October 31, 2015, our backlog totaled approximately $10.3 million.  The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year.  This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete.  There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include temporary employee services, gaming services and administrative management services.

Forward-Looking Information:
Statements made in this report, filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements.  The forward looking statements in this report are only predictions and actual events or results may differ materially.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595
THE WORLDWIDE WEB:
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